EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement") is made and entered into as of August 21, 1995 (the "Effective Date"), by and between Color Tile, Inc. (the "Company") and Bart A. Brown, Jr. ("Executive").

     The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

                  1.  Position; Period of Employment.

     The period of Executive's employment hereunder (the "Period of Employment") shall commence on the date hereof and shall expire on August 31, 1998, subject to any earlier termination as provided in Section 6 hereof. Executive shall serve as Chairman and Chief Executive Officer of the Company, and shall have the normal duties and responsibilities of a chief executive officer. Executive shall be subject to the customary oversight and direction of, and shall report solely to, the Board of Directors of the Company (the "Board"). Executive shall become both a member of the Board and a member of the Board of Directors (the "Parent Board") of Color Tile Holdings, Inc., the corporate parent of the Company (the "Parent"), as of the Effective Date, and thereafter during the Period of Employment shall remain a member of the Board and the Parent Board. Executive acknowledges that one of his principal objectives is to develop, either externally or from within, and present to the Board, a suitable candidate to

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become  Chief  Operating  Officer of Color Tile who would be expected to succeed
Executive as Chief Executive Officer. During the Period of Employment, Executive will (a) during normal business hours, devote his full time and exclusive attention to, and use his best efforts to advance, the business and welfare of the Company, and (b) not engage in any other employment activities for any direct or indirect remuneration without the concurrence of the Board, provided, however, that Executive may continue to serve as a director of The Circle K Corporation and Spreckles, Inc. and may also serve on other corporate, charitable and community boards so long as such activities do not unreasonably interfere with the performance of his duties under this Agreement and provided that any such activities are approved in advance by the Board, which approval will not be unreasonably withheld.

                  2.  Place of Employment.

     Executive's office shall be at the Company's principal executive offices in Forth Worth, Texas.

                  3.  Compensation.

     3.1 Base Salary. During the Period of Employment, the Company shall pay Executive a Base Salary at the rate of $600,000 per annum payable at least as frequently as monthly and subject to payroll deductions as may be necessary or customary in respect of the Company's salaried employees in general. The amount of Executive's Base Salary shall not be changed through the Company's fiscal year ending on or

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


 about December 31, 1996, and thereafter Executive's Base Salary hereunder shall be subject to annual review by the Board, provided that the level of such Base Salary shall not be subject to reduction.

     3.2 Incentive Compensation.  In addition to the Base Salary provided for in
Section 3.1 hereof, Executive shall be entitled to earn a cash bonus with respect to the Company's fiscal years ended on or about December 31, 1996, 1997 and 1998, pursuant to a bonus plan (the "Bonus Plan") to be established by the Board during 1996 (it being understood that no bonus will be payable with respect to the fiscal year ended on or about December 31, 1995, and that if Executive's employment terminates on August 31, 1998, as contemplated herein, the cash bonus payable to Executive under the Bonus Plan with respect to the fiscal year ended on or about December 31, 1998, shall be 2/3rds of the amount that would have been payable to Executive with respect to such fiscal year had Executive been employed by the Company throughout such fiscal year). The Bonus Plan shall be developed with reference to a business plan for the Company to be developed by Executive and submitted for Board consideration during the first half of 1996. The Bonus Plan shall be based primarily upon the achievement of specified operating profit targets and shall provide for bonus opportunities as described on Exhibit A hereto. The Company agrees that upon the termination of Executive's employment hereunder, the Board will assess in

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


     good faith whether Executive should be paid consideration for his services hereunder in addition to that expressly provided for herein and in the Bonus Plan, which consideration could be in the form of immediate or deferred cash payments and/or the sale or issuance of direct or indirect equity interests in the Company or options with respect thereto. The Company acknowledges that it currently is in difficult financial and business condition and that Executive was induced to accept employment hereunder in part in reliance upon the Company's assurance that if Executive's performance hereunder materially positively impacts the Company, the Board will seriously consider paying additional compensation to Executive as contemplated by the preceding sentence.

     4. Benefits. During the Period of Employment, Executive shall be entitled to participate in all benefit plans and programs maintained by the Company which are available to its executive officers, including any and all perquisites, provided that Executive's right to participate in such plans and programs shall not affect the Company's right to amend or terminate the general applicability of such plans and programs, and Executive acknowledges that he shall have no vested rights under or to participate in any such plan or program (other than the "Bonus Plan") except as expressly provided under the terms thereof. Executive will be entitled to four (4) weeks of vacation annually (or such greater amount as is provided to senior executives of the Company generally)

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     with  carryovers  in  accordance  with Company  policy.  The Company  shall provide Executive with office space, stenographic assistance and such other facilities and services as shall be suitable to Executive's position and adequate for the performance of his duties hereunder.

     5. Expenses; Taxes. Upon presentation of acceptable substantiation therefor, the Company will pay or reimburse Executive for such reasonable travel, entertainment and other expenses as he may incur during the Period of Employment in connection with the performance of his duties hereunder. Federal, state and local income taxes shall be withheld on all cash and in-kind payments made by the Company to Executive in accordance with applicable tax laws and regulations.

                  6.  Termination of Employment.

     The  provisions  of  this  Section  6  shall  apply  upon   termination  of
Executive's  employment  hereunder.   In  connection  with  any  termination  of
Executive's employment hereunder, Executive or his beneficiaries shall be entitled to receive, pro rated as appropriate, earned but unpaid salary, unreimbursed business expenses pursuant to Section 5 hereof, and unpaid and unreimbursed payments and benefits under, and in accordance with the terms of, applicable benefit plans and programs (other than the Bonus Plan unless specifically provided herein or therein), said payments being collectively referred to as "Standard Termination Payments".

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


     6.1 For Cause or Not for Good Reason. If the Company terminates Executive's employment for Cause (as hereafter defined) or if Executive terminates his employment other than for Good Reason (as defined in Section 6.3), the Company's obligations to compensate Executive shall in all respects cease as of the date of such termination, except for Standard Termination Payments. Termination of Executive's employment for "Cause" shall mean termination by the Company because
Executive:

     (i) has been convicted of a felony or a crime involving moral turpitude, or

     (ii) has used alcohol or drugs on an ongoing basis to an extent that materially interferes with the performance by Executive of his duties under this Agreement, or

     (iii) has embezzled or misappropriated Company funds or property, or

     (iv) has  willfully  and  knowingly  violated  Section 7.1,  Section 7.2 or
Section 7.3 hereof, or

     (v) has willfully and continually failed to substantially perform his duties hereunder (other than any such failure resulting from mental or physical illness) after written demand for substantial performance is delivered by the Board which specifically identifies the manner in which the Board

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     believes Executive has not substantially performed his duties and Executive fails to cure his nonperformance within fifteen (15) business days of receiving such notice.

     Notwithstanding  the  occurrence of any event listed in clauses (i) through
(v) above, Executive shall not be deemed to have been terminated for Cause without (a) reasonable notice to Executive setting forth the reasons for the Company's intention to terminate for Cause, (b) an opportunity for Executive, together with his counsel, to be heard before the Board, and (c) delivery to Executive of a notice of termination from the Board finding that in the good faith opinion of a majority of the Board (exclusive of Executive), Executive was guilty of the conduct referred to in such notice.

     6.2 Upon Death or Permanent Disability. If Executive's employment is terminated as a result of death or Permanent Disability (as hereinafter defined), the Company's obligation to compensate Executive shall in all respects cease as of the date of such termination, except for Standard Termination Payments and except that if such death or Permanent Disability occurred during the second half of a fiscal year of the Company, the Company shall pay to Executive or other appropriate person following completion of said fiscal year, the amount (if any) of incentive compensation that would have been payable to Executive under the Bonus Plan

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


     with respect to said fiscal year. The Company may terminate Executive's employment hereunder attributable to the "Permanent Disability" of Executive if Executive becomes physically or mentally incapacitated or disabled so that he is unable to perform for the Company substantially the same services as he performed prior to incurring such incapacity or disability (the Company, at its option and expense, is entitled to retain a physician reasonably acceptable to Executive to confirm the existence of such incapacity or disability, and the determination of such physician shall be binding upon the Company and Executive), and such incapacity or disability exists for an aggregate of six (6) calendar months in any twelve (12) calendar month period.

     6.3 Not for Cause of for Good Reason. If Executive's employment is terminated by the Company for a reason other than Cause or Executive's death or Permanent Disability, or if Executive terminates his employment for Good Reason (as hereinafter defined), the Company's obligation to compensate Executive shall in all respects cease as of the date of such termination, except (a) for Standard Termination Payments, (b) that the Company will, for a period equal to the lesser of eighteen (18) months following said date of termination or the balance of the Period of Employment (the "Severance Period"), pay to Executive each month an amount equal to Executive's Base Salary in effect at the time of such termination (or the Base Salary in effect prior to any Base

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     Salary  reduction,  if such reduction  constituted  Good Reason) divided by twelve (12), (c) that if such termination occurs after December 31, 1995, the Company shall pay to Executive following completion of the fiscal year in which such termination occurred an amount equal to the amount (if any) of incentive compensation that would have been payable to Executive under the Bonus Plan with respect to such fiscal year had he remained employed by the Company throughout said fiscal year multiplied by a fraction the numerator being the number of weeks in such fiscal year preceding the date of termination and the denominator being 52, and (d) that during the Severance Period the Company will provide Executive with welfare benefits, including any life insurance, hospitalization, medical and disability benefits, substantially similar to those provided to Executive as of the date of termination (or the benefits in effect prior to any reduction in benefits, if such reduction constituted Good Reason), provided that such benefits shall be discontinued to the extent Executive receives similar benefits from subsequent employment. For purposes of this Agreement, "Good Reason" shall exist if (a) the Company shall have changed Executive's title or effected a significant adverse change to the responsibilities or authority of Executive or effected any reduction in the level of Executive's Base Salary or shall have failed to institute a Bonus Plan as contemplated by Section 3.2 hereof, (b) without the prior written consent of

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     Executive, the Company shall relocate its executive offices more than fifty miles from its executive offices immediately prior to such relocation or relocate Executive's place of employment more than fifty miles from his place of employment immediately prior to such relocation, (c) the Company shall fail to pay to Executive any portion of his compensation when due, (d) the Company shall breach a material term of this Agreement, (e) Executive shall cease to be a member of the Board or the Parent Board (other than due to (i) Executive's death or Permanent Disability, (ii) termination of Executive's employment by the Company for Cause, (iii) termination of Executive's employment by Executive other than for Good Reason, (iv) Executive's voluntary resignation from the Board or Parent Board, or (v) the elimination of either of such Boards) or (f) an entity described in Section 9.7 hereof shall fail to provide Executive with written confirmation that it will abide by the terms of this Agreement, provided that Good Reason shall not exist unless Executive shall have first provided the Company and the Board with written notice of the event identified in any of the preceding clauses (a) through (f) and the Company shall have failed to remedy or cure such event within fifteen (15) days following receipt of such notice.

     6.4 Release and Satisfaction. At the time of termination of Executive's employment, Executive and the Company agree to execute mutual releases whereby
(a) Executive

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will  release,  relinquish  and forever  discharge the Company and any director, officer, employee, shareholder,  controlling person or agent of the Company from
any  and  all  claims,   damages,   losses,  costs,  expenses,   liabilities  or
obligations, whether known or unknown (other than any such claims, damages, losses, costs, expenses, liabilities or obligations arising under (i) any indemnification arrangement of the Company with respect to Executive, (ii) any employee benefit plan or program (whether or not tax-qualified) covering Executive, (iii) any stock purchase or stock option plan or agreement to which the Company and Executive may be parties (or any document executed in connection therewith) or (iv) this Agreement, to the extent the Company or any such person has continuing obligations pursuant to the express provisions hereof following such termination), which Executive has incurred or suffered or may incur or suffer as a result of Executive's employment by the Company or the termination of such employment, and (b) the Company will release, relinquish and forever discharge Executive and his heirs, successors and assigns from any and all claims, damages, losses, costs, expenses, liabilities or obligations, whether known or unknown (except as set forth in Section 6.5 hereof and other than any such claims, damages, losses, costs, expenses, liabilities or obligations arising under any of the arrangements or agreements referred to in clauses (i) through (iii) in the preceding clause (a) of this Section 6.4 or under this

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     Agreement to the extent Executive or any person has continuing  obligations pursuant to the express provisions hereof following such termination), which the Company has incurred or suffered or may incur or suffer as a result of the Company's employment of Executive or the termination of such employment.

     6.5 Effect on This Agreement. The termination of Executive's employment shall not affect the continuing operation and effect of Sections 6.4 and 7 hereof, nor affect any obligation of the Company to make payments pursuant to
Section 6 hereof, which shall continue in full force and effect upon the Company and Executive, and its and his heirs, successors and assigns. Nothing in Section
6.1 or 6.4 hereof shall be deemed to operate or shall operate as a release, settlement or discharge of any liability of Executive to the Company (a) from any act or omission by Executive enumerated in Section 6.1 which constituted a reason for termination of Executive's employment for Cause or (b) in connection with any amount Executive owes to the Company pursuant to a loan or other advance.

     6.6 Mitigation. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or otherwise nor will any payments provided for herein be subject to offset in respect of any claims which the Company may have against Executive and, except as specifically provided herein, the amount of any payment or benefit provided for in this

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     Agreement  shall not be  reduced  by any  compensation  earned or  benefits received by Executive as the result of employment by another employer, by offset against any amount claimed to be owed by him to the Company, or otherwise.

     7.  Non-disclosure  of  Proprietary  Information,   Surrender  of  Records;
Inventions and Patents.

     7.1 Proprietary Information. Executive agrees that he shall not use for his own purpose or for the benefit of any person or entity other than the Company or its shareholders or affiliates, nor otherwise disclose to any individual or entity at any time while he is employed by the Company or thereafter any proprietary information of the Company unless such disclosure (a) has been authorized by the Board, (b) is in the good faith judgment of Executive required in the course of Executive's employment hereunder, (c) is in the course of such individual's or entity's employment or retention by the Company, or (d) is required by law, a court of competent jurisdiction or a governmental or regulatory agency. For purposes of this Agreement, the term "proprietary information" shall mean: (a) the name or address of any customer, supplier or affiliate of the Company or any information concerning the transactions or relations of any customer, supplier or affiliate of the Company with the Company or any of its shareholders; (b) any information concerning any product, technology or procedure employed by the Company but not generally known to its customers, suppliers or competitors, or

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     under  development  by or being  tested by the  Company but not at the time offered generally to customers or suppliers; (c) any information relating to the marketing methods, sales margins, discounts or the like, the capital structure, or results of any business plan of the Company; (d) any information contained in the Company's policies and procedures or employees' manual; (e) any inventions, innovations, trade secrets or other items covered by Section 7.3 below; and (f) any other information which the Board of Directors has determined by resolution and communicated to Executive to be confidential or proprietary. However, proprietary information shall not include any information that is or becomes generally known to the industries in which the Company competes other than through actions of Executive in violation of Section 7.1 or 7.2 hereof.

     7.2 Confidentiality and Surrender of Records. Executive agrees that, while he is employed by the Company or at any time thereafter, he shall not except as required by law give any "confidential records" (as hereinafter defined) to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by the Company or as required by law, a court of competent jurisdiction, or a governmental or regulatory agency, nor shall he retain any of the same following termination of his employment, without prior approval of the Board. For purposes

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     hereof, "confidential records" means all correspondence,  memoranda, files, manuals, financial, operating or marketing records, magnetic tape, or electronic or other media of any kind which may be in Executive's possession or under his control or accessible to him which contain any proprietary information as defined in Section 7.1 above.

     7.3 Inventions and Patents. Executive agrees that all inventions, innovations, trade secrets, patents and processes developed by him alone or in conjunction with others at any time during his employment by the Company shall belong to the Company. Executive will use his best efforts to perform all actions reasonably requested by the Board to establish and confirm such ownership by the Company.

     7.4 Definition of Company. For purposes of this Section 7, the term "Company" shall include the Company and any and all of its subsidiaries, ventures or affiliates, whether currently existing or hereafter formed.

     7.5 Enforcement. Executive agrees that damages are an inadequate remedy for any breach of the covenants in this Section 7 and that the Company will, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this Agreement.

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                  8.  Miscellaneous.

     8.1 Notice. Any notice required or permitted to be given hereunder shall be deemed sufficiently given if sent by registered or certified mail, postage prepaid, addressed to the addressee at his or its address last provided the sender in writing by the addressee for purposes of receiving notices hereunder or, unless or until such address shall be so furnished, to the address indicated opposite his or its signature to this Agreement. Each party may also provide notice by sending the other party a facsimile at a number provided by such other party.

     8.2 Modification and No Waiver of Breach. No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver by a party of a breach hereof by the other party shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature, except to the extent specifically provided in any written waiver under this Section 8.2.

     8.3 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND ALL QUESTIONS RELATING TO THE VALIDITY AND PERFORMANCE HEREOF AND REMEDIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAW.

     8.4   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts,  each of which shall be deemed an

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     original, but all of which taken together shall constitute one and the same
Agreement.

     8.5 Captions. The captions used herein are for ease of reference only and shall not define or limit the provisions hereof.

     8.6 Entire Agreement. This Agreement together with any agreement, plans or other documents implementing the terms of this Agreement constitute the entire agreement between the parties hereto relating to the matters encompassed hereby and supersede any prior oral or written agreements.

     8.7 Assignment. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the stock, assets or business of the Company.

     8.8 Non-Transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to

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be made by the Company pursuant to this Agreement shall be void.

     8.9 Arbitration. Any dispute arising under this Agreement shall be resolved by binding arbitration conducted under the auspices and pursuant to the rules of the American Arbitration Association and held in Fort Worth, Texas or such other place as the parties may mutually agree. Each party shall bear its or his own costs and expenses in any such arbitration and one-half of the arbitrator's fees and expenses.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.


Address for notices:                                  COLOR TILE, INC.


515 Houston Street
Forth Worth, Texas  76102                             By: /s/ Richard A. Andrews


With a copy to:

Color Tile Holdings, Inc.
c/o Investcorp International, Inc.
230 Park Avenue, 37th Floor
New York, New York  10017
Attention:  Jon P. Hedley


__________________________                            EXECUTIVE
--------------------------
                             /s/ Bart A. Brown, Jr.
                               Bart A. Brown, Jr.



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                                    Exhibit A


     The Board will establish operating profit or similar targets for the fiscal years ended approximately December 31, 1996, 1997 and 1998, and Executive shall be entitled to cash bonuses pursuant to the following schedule:

    % of Target Achieved            Cash Bonus as a % of Base Salary

     less than 90%                                -0-
     90% - 94%                                    25%
     95% - 99%                                    35%
     100%*                                        50%*
     120%*                                        75%*
     150%* or more                                100%*




     * If the % of Target achieved is between 100% and 120% or 120% and 150% the cash bonus shall be pro rated accordingly between 50% and 75% or 75% and 100% of Base Salary, respectively.